EXHIBIT 10.2
EXECUTION COPY
ADDENDUM TO EMPLOYMENT AGREEMENT
This ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is made as of this 9th day of September, 2009 (the “Addendum Effective Date”), by and between Discovery Communications, Inc., a Delaware corporation with its principal place of business at One Discovery Place, Silver Spring, Maryland 20910 (the “Company”) and David M. Zaslav (the “Executive”) (collectively, the “Parties”).
WHEREAS, the Company employs the Executive as President and Chief Executive Officer (“CEO”) under the terms of that certain Employment Agreement, dated November 28, 2006 (the “Employment Agreement”); and
WHEREAS, the Parties desire to amend the Employment Agreement in accordance with the terms set forth herein. Capitalized terms used herein without definition shall have the meanings given to such terms in the Employment Agreement.
NOW, THEREFORE, the Parties agree as follows:
1.	Term. Paragraph 2 of the Employment Agreement (entitled “Employment Term and Location”) shall be amended by extending the Term of Employment through February 1, 2015. References to the “expiration of the Term of Employment” shall refer to the expiration of the Term of Employment on February 1, 2015 as a result of either Party providing notice of non-renewal no later than August 1, 2014.
2.	Duties. Paragraph 3 of the Employment Agreement (entitled “Duties”) shall be amended such that the Executive shall report directly and solely to the Board of Directors of the Company (the “Board”) (rather than to the Shareholder Group of the Company). The Executive shall continue to work closely with the Chairman of the Board.
3.	Compensation. Paragraph 4 of the Employment Agreement (entitled “Compensation”) shall be amended to provide as follows:
(a)	Base Salary. The Executive’s Base Salary shall be increased to an annual rate of Three Million Dollars ($3,000,000) commencing January 1, 2011.

(b)	Annual Bonus. The Executive’s “Target” Annual Bonus for each calendar year shall be an amount equal to:
2009 — $4,000,000
2010 — $4,500,000
2011 — $5,000,000
2012 — $5,500,000
2013 — $6,000,000
2014 — $6,500,000
No portion of the Annual Bonus shall be guaranteed. The Annual Bonus shall be paid as a “Cash Award” under the terms of the Company’s 2005 Incentive Plan (As Amended and Restated) (the “Incentive Plan”) so it may qualify as

“performance-based compensation” under Section 162(m) of the Internal Revenue Code. For purposes of Section 409A of the Internal Revenue Code (“IRC 409A”), (i) the Annual Bonus shall be paid in the calendar year following the year of performance, in accordance with past practice, but in no event later than December 31st of such following year, and (ii) in the event the adjustment mechanism in the last sentence of subparagraph 4(c) of the Employment Agreement is applicable to an Annual Bonus (because the Company restates its financial statements), the Party required to make a payment under such provision may not use the present value of future payments of “deferred compensation” (as defined under IRC 409A) to reduce the payment due under such provision.
(c)	DAP. The Executive’s right, upon payment of his DAP Appreciation Units in connection with a “Regular Maturity Date,” to receive an additional grant of Appreciation Units to replenish the number of Appreciation Units canceled in connection with such payment (pursuant to section 3.2(a) of DAP), shall (i) continue to apply while the Executive is a Full-Time Employee, but (ii) not apply to a Regular Maturity Date after December 31, 2014, unless the Term of Employment has been extended beyond February 1, 2015 (in which case such replenishment right shall continue to apply). All references to “the fifth Anniversary of the Effective Date” in Paragraph 4(d) of the Employment Agreement (entitled “Unit Appreciation Award”) shall be changed to “the expiration of the Term of Employment.”

(d)	RSUs. In addition to the other compensation payable under Paragraph 4 of the Employment Agreement, the Executive shall be awarded Restricted Stock Units (“RSUs”) under the terms of the Incentive Plan and the implementing award agreements, consistent with the following terms:
(i) The Executive shall receive up to three tranches of RSU awards. For the first tranche (2010), the number of RSUs granted shall be equal to the sum of 333,333 plus the quotient of $8,000,000 divided by the fair market value of the Series A common stock on the Addendum Effective Date. In addition, conditioned upon the Executive being employed by the Company on the applicable grant date therefore, there will be a second and a third tranche of RSUs granted in 2011 and 2012, respectively. The number of RSUs granted in the second tranche shall be equal to the sum of (A) 333,333, plus (B) the quotient of $8,000,000 divided by the fair market value of Series A common stock on the first business day of 2011, provided the number of RSUs granted under this clause (B) shall not be more than 800,000. The number of RSUs granted in the third tranche shall be equal to the sum of (A) 333,334, plus (B) the quotient of $8,000,000 divided by the fair market value of Series A common stock on the first business day of 2012, provided the number of RSUs granted under this clause (B) shall not be more than 800,000. In each case, the number of RSUs shall be adjusted in accordance with the terms of the Incentive Plan for occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the RSU grant provided herein.

(ii) Each tranche of RSUs shall be granted by the Compensation Committee in the first ninety (90) days of the first year of the designated three-year performance period (i.e., 2010, 2011 and 2012), provided the Executive is employed by the Company on the date of grant. The RSUs granted to the Executive in each tranche shall be earned (if and to the extent) the Executive meets the performance metrics established for a three-year performance period, as follows:
1st Tranche: performance in 2010, 2011 and 2012;
2nd Tranche: performance in 2011, 2012 and 2013; and
3rd Tranche: performance in 2012, 2013 and 2014.
The Compensation Committee shall set the performance metrics for each 3-year performance period at the time of grant in consultation with the Executive. The Compensation Committee shall determine the type of metrics (e.g., revenue, operating income and cash flow objectives), the relative weight to be given to each metric (e.g., 33% each), and the numerical performance targets for each metric. Each tranche will vest only if the performance metrics are satisfied during the 3-year performance period. Performance will be measured cumulatively during the applicable 3-year performance period, so that to the extent there are individual year targets within the 3-year performance period, the failure to meet a target for any individual year in the 3-year performance period will not eliminate the opportunity to earn the full tranche of RSUs through performance in the later year(s).
The review of performance relative to the pre-determined metrics for each 3-year performance period shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for the last year of such 3-year performance period. The achievement of the pre-determined metrics will be determined by the Compensation Committee. The full tranche of RSUs shall be earned only upon full (100%) achievement of the target for each pre-determined metric. If the Executive’s performance relative to the targets is less than 80% of such targets, then no portion of the tranche will be earned; and if the Executive’s performance relative to the targets is between 80% and 100%, then the amount of the tranche earned shall be pro-rated from 0% to 100%.
(iii) To the extent the Executive earns all or any portion of a tranche of RSUs, the RSUs shall be paid to the Executive as follows:
(A) 60% of the earned RSUs shall be paid in the calendar year immediately following the last calendar year of the 3-year performance period, as soon as practicable following the Board’s determination of performance for such 3-year performance period; and
(B) the remaining 40% of the earned RSUs shall be paid as follows:
(I) if the Executive has not had a “Separation of Service” (as defined below) on or before February 1, 2015, then in equal numbers of shares (of one-third each), in 2015, 2016 and 2017 (payable as soon as practicable after the beginning of such year); or (II) otherwise, in equal numbers of shares (of one-half each), in 2015 and 2016 (payable as soon as practicable after the beginning of such year);
in each case assuming that the Executive has not elected, with the consent of the Compensation Committee, to defer the receipt of shares in a manner consistent with IRC 409A.
(iv) The RSUs will be paid in the form of shares of the Company’s Series A common stock (as adjusted in accordance with the terms of the Incentive Plan for occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the RSU grant provided herein) registered on a Form S-8 under the Incentive Plan. The Company has reserved (and in the future will continue to reserve) sufficient shares under the Form S-8 to enable the Company to settle the Executive’s RSUs with such shares. This provision shall not require the Company to deliver registered shares in settlement of the RSUs if the Form S-8 registration has been suspended or otherwise is not in effect (for example, because all of the Company’s periodic information statements have not been timely filed). The Compensation Committee will use reasonable efforts to enable the Executive to pay any taxes required to be withheld in respect of the settled RSUs either (A) by having the Company withhold from the shares delivered to the Executive a number of shares with a fair market value equal to such taxes, and/or (B) to the extent the Compensation Committee reasonably believes to be appropriate for the Company’s cash flow requirements, through a contemporaneous broker-assisted sale of shares by the Executive.
In the event the Company’s financial statements for any year(s) during a 3-year performance period are restated within five (5) years following the close of such 3-year performance period, then the Compensation Committee shall re-determine whether, and the extent to which, the pre-determined metrics for such period were achieved, based upon the restated financial statements, and (x) if the Company previously delivered too few shares of stock in settlement of the RSUs for such 3-year period, the Company shall promptly deliver to the Executive (without interest or other adjustment for the passage of time) any additional shares he was due for such 3-year period, and (y) if the Company previously delivered too many shares of stock in settlement of the RSUs for such 3-year period, the Executive shall promptly deliver to the Company (without interest or other adjustment for passage of time) the excess shares he previously was delivered for such 3-year period; provided that, in the event the Party required to deliver shares under this sentence is entitled to receive future payments (other than payments which would constitute “deferred compensation” under IRC 409A) from the Party entitled to receive delivery of shares under this sentence, then the Party required to make the delivery of shares under this sentence may reduce the number of shares due under this sentence by a number of shares which have a fair market value equal to the present value of the future payments to be received from the other Party.

(e)	Airplane. In addition to the other compensation payable under Paragraph 4 of the Employment Agreement, the Executive shall be eligible to use the Company’s aircraft for personal use, provided the aggregate incremental cost per calendar year (inclusive of all incremental costs associated with any personal guests that may accompany him on flights) does not exceed $157,000. The following use is not considered personal use for purposes of this limitation: (i) the Company requests that a family member or guest accompany the Executive on a business trip, or (ii) the Company approves the Executive’s use of the aircraft to travel between New York and Maryland, other than at the beginning or end of the work week, to support the business needs of the Company (for example, if the Executive stays in New York at the beginning of the week to attend to a business commitment in New York, or returns to New York for a mid-week business commitment), even though for income tax purposes the Company may treat the travel as commuting. To the extent the Company imputes income to the Executive for travel under the preceding clauses (i) and (ii), the Company may, consistent with company policy, pay the Executive a lump sum “gross-up” payment sufficient to make the Executive whole for the amount of federal, state and local income and payroll taxes due on such imputed income as well as the federal, state and local income and payroll taxes with respect to such gross-up payment.
4.	Auto. Paragraph 7 of the Employment Agreement (entitled “Car Allowance”) shall be amended to reflect that the Executive is entitled to a car allowance of $1,400 per calendar month.
5.	Residence. Paragraph 8 of the Employment Agreement (entitled “Relocation Expenses”) shall be deleted in its entirety.
6.	Termination. Paragraph 10 of the Employment Agreement (entitled “Termination”) shall be amended to provide as follows:
(a)	RSUs. If the Executive’s employment is terminated as a result of his death or Disability, or by the Executive for Good Reason or by the Company other than for Cause: (i) prior to December 31, 2012, then the 1st (2010) tranche of RSUs will continue to remain outstanding and the Executive will earn such RSUs based upon actual performance through December 31, 2012; and (ii) prior to December 31, 2014, then the Executive shall be entitled to a pro-rata portion of the 2nd (2011) and 3rd (2012) tranches of RSUs, based upon actual performance through the date of termination, provided that (1) the maximum number of RSUs in each tranche which may be earned is limited to 1/3 multiplied by the number of full or partial years completed for the performance period (for example, if the Executive is terminated other than for Cause during 2012, the pro-rated vesting cannot exceed 2/3 of 2nd tranche of RSUs and 1/3 of the 3rd tranche of RSUs); and (2) if such termination is prior to the grant date (within the first ninety (90) days of the 3-year performance period before the performance metrics for such 3-year performance period have been established) then there will be no grant of such tranche (and no pro-rated vesting for such tranche). Notwithstanding the foregoing, if within 12 months after a Change in Control the Executive’s employment is terminated other than for Cause or for Good Reason, or if the Executive voluntarily resigns within 12 months after a Change in Control, then the outstanding RSUs (for which the performance period has not expired) will become fully vested as of the date of termination (regardless of actual performance).
(b)	Severance Benefits. Paragraph 10(c) of the Employment Agreement (entitled “Other Than for Cause or for Good Reason”) shall be amended:

by deleting clauses (w) and (x) and substituting in their place:
(w) an amount equal to one-twelfth (1/12) of the average annualized Base Salary the Executive was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (x) an amount equal to one-twelfth (1/12) of the average Annual Bonus paid to the Executive for the immediately preceding two years, multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period;
and by defining the “Severance Period” as a period of twenty-four (24) months.

(c)	Deferred Compensation. Paragraph 10(f) of the Employment Agreement (entitled “Term”) shall be amended by adding to the end thereof: “; plus (z) an amount equal to two times the sum of (1) the average annualized Base Salary the Executive was earning in the calendar year of the termination and the immediately preceding calendar year, plus (2) the average of the Annual Bonus paid to the Executive for the immediately preceding two years, which amount shall be paid in substantially equal payments over the course of the twenty-four (24) months immediately following his Separation from Service after the expiration of the Term of Employment, in accordance with the Company’s normal payroll practices during such period. It is the intent of the Parties that the deferred compensation under this subparagraph will not be due or paid if the Executive is entitled to receive Severance Benefits under Paragraph 10(c) of the Employment Agreement.

(d)	Change in Control. Paragraph 10(g) of the Employment Agreement (entitled “Change in Control”) shall be amended by (i) substituting for the reference to “the fifth Anniversary of the Effective Date” a reference to “the expiration of the Term of Employment,” and (ii) substituting the following definition of Change in Control:

For the purposes of this Agreement, “Change in Control” shall mean (A) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its special class voting rights described in Article IV, Section C 5(c) of the Company’s Certificate of Incorporation (as in effect on the date hereof) or the equivalent thereof (the “Preferred A Blocking Rights”), or (ii) John C. Malone (individually and with his respective affiliates) or his heirs shall beneficially own more than twenty percent (20%) of the voting power represented by the outstanding “Voting Securities” (as defined in the Company’s Certificate of Incorporation) of the Company (such that Mr. Malone or his heirs effectively may block any action requiring a supermajority vote under Article VII of Company’s Certificate of Incorporation as in effect on the date hereof) or the equivalent thereof (the “Common B Blocking Rights”); (B) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity for which Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights or Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights; or (C) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which neither Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights nor Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under IRC 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation 1.409A-3(i)(5).
(e)	409A Limitations. To the extent that any payment to the Executive constitutes a “deferral of compensation” subject to IRC 409A (a “409A Payment”), and such payment is triggered by the Executive’s termination of employment for any reason other than death, then such 409A Payment shall not commence unless and until the Executive has experienced a “separation from service,” as defined in

Treasury Regulation 1.409A-1(h) (“Separation From Service”). Furthermore, if on the date of the Executive’s Separation From Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(h), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under the Employment Agreement and this Addendum that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in the Employment Agreement and this Addendum.
7.	Restrictive Covenants. Paragraph 11 of the Employment Agreement (entitled “Restrictive Covenants”) shall be amended by modifying the definition of “Restricted Period” in subparagraph (b)(v) thereof so that: (a) in the event the Executive’s employment terminates upon the expiration of the Term of Employment, the Restricted Period shall expire on the second anniversary of the expiration of the Term of Employment, (b) all references to “the fifth Anniversary of the Effective Date” shall be changed to “the expiration of the Term of Employment,” and (c) the reference to “the sixth anniversary of the Effective Date” shall be changed to “the first anniversary of the expiration of the Term of Employment.”
8.	IRC 409A. The intent of the parties is that payments and benefits under the Employment Agreement and this Addendum comply with or be exempt from IRC 409A and the regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Employment Agreement and Addendum shall be interpreted to be in compliance therewith or exempt therefrom. Whenever a payment under the Employment Agreement or Addendum specifies a payment period with reference to a number of days (e.g., “paid within sixty (60) days”) following the Executive’s termination of employment, such payment shall commence following the Executive’s Separation From Service and the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to IRC 409A, each of the following shall apply: (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
9.	Miscellaneous. Paragraph 14 of the Employment Agreement (entitled “Miscellaneous”) shall apply to this Addendum with equal force, and all references therein to “this

Agreement” shall include this Addendum. The Employment Agreement and this Addendum contain the entire understanding of the Parties relating to the subject matter of hereof and supersede all other prior written or oral agreements, understandings or arrangements. This Addendum may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.
10.	Notice. Paragraph 14(g) of the Employment Agreement shall be amended, by changing the recipient of a copy of any notice to the Executive from David Nochimson, at Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman, Cook, Johnson, Lande & Wolf LLP, to Robert B. Barnett at Williams & Connolly LLP, 725 Twelfth Street, N.W., Washington, D.C. 2005; (tel) 202-434-5000; (fax) 202-434-5029.
11.	No Other Changes. Except as expressly modified by this Addendum, the Employment Agreement remains in full force and effect. Any reference to the Employment Agreement in any other document or agreement between or delivered by any of the parties to the Agreement shall be deemed to refer to the Employment Agreement as amended by this Addendum.
       IN WITNESS WHEREOF, this Addendum has been executed and delivered by the Parties as of the first date written above.

David M. Zaslav

September ___, 2009

DISCOVERY COMMUNICATIONS, INC.

By:	September ___, 2009

Its: